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                                                                    EXHIBIT 12.1

                 THE WILLIAMS COMPANIES, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                   YEARS ENDED DECEMBER 31,
                                            1ST QTR.    ----------------------------------------------
                                              1995       1994     1993*     1992*     1991*     1990*
                                            --------    ------    ------    ------    ------    ------
Earnings:
  Income from continuing operations before
     income taxes.........................   $ 132.9    $246.6    $298.0    $145.5    $ 93.1    $ 39.6
  Add:
     Interest expense -- net..............      67.3     139.8     140.8     136.5     134.2     108.5
     Rental expense representative of
       interest factor....................       5.6       9.2       8.1       8.3       5.3       3.0
     Preferred dividends of
       subsidiaries.......................       3.7        --        --        .3        .8       1.6
     Interest accrued -- 50% owned
       company............................       7.9      31.7      31.3      27.3      10.3        --
     Other................................        .7       2.0       4.1        .4        .9       (.7)
                                              ------    ------    ------    ------    ------    ------
          Total earnings as adjusted plus
            fixed charges.................   $ 218.1    $429.3    $482.3    $318.3    $244.6    $152.0
                                              ======    ======    ======    ======    ======    ======
Fixed charges and preferred stock dividend
  requirements:
  Interest expense -- net.................   $  67.3    $139.8    $140.8    $136.5    $134.2    $108.5
  Capitalized interest....................       1.3       6.0      10.4       8.9       4.7       2.8
  Rental expense representative of
     interest factor......................       5.6       9.2       8.1       8.3       5.3       3.0
  Pretax effect of preferred dividends of
     subsidiaries.........................       5.9        --        --        .4       1.2       2.5
  Interest accrued -- 50% owned company...       7.9      31.7      31.3      27.3      10.3        --
                                              ------    ------    ------    ------    ------    ------
          Combined fixed charges and
            preferred stock dividend
            requirements..................   $  88.0    $186.7    $190.6    $181.4    $155.7    $116.8
                                              ======    ======    ======    ======    ======    ======
Ratio of earnings to combined fixed
  charges and preferred stock dividend
  requirements............................      2.48      2.30      2.53      1.75      1.57      1.30
                                              ======    ======    ======    ======    ======    ======

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* Restated as described in Note 2 of the Notes to Consolidated Financial
  Statements, which is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated herein by reference.

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